Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CKE Restaurants, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for uncertainties in income taxes in fiscal 2008 and in its method of presenting earnings per share in fiscal 2010 due to the adoption of new accounting pronouncements.

/s/ KPMG LLP

Irvine, California

October 15, 2010